EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2008 Third Quarter
COPPELL, TEXAS, May 7, 2008 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its third quarter of fiscal 2008:
Fiscal 2008 Consolidated Third Quarter Results
Net income for the quarter ended March 31, 2008 was $639,000, compared to net income of $733,000 for the quarter ended March 31, 2007. On a fully-diluted basis, net income per share was $0.11 for the quarter ended March 31, 2008, compared to $0.14 for the same quarter of the previous fiscal year. Weighted average diluted shares outstanding for the third quarter of fiscal 2008 were 5,700,000, versus 5,206,000 for the third quarter of fiscal 2007.
Consolidated net sales for the Company increased $32,427,000 or 144% to $54,918,000 for the quarter ended March 31, 2008, compared to $22,492,000 in the prior year quarter. The increase in net sales was due to the acquisition of certain assets of Woodard, LLC partially offset by a decrease in ceiling fan, lighting and accessories sales in both operating segments primarily due to the continued decline in the overall housing market. Income from operations increased 15.6% to $1,633,000 for the quarter ending March 31, 2008, as compared to $1,413,000 for the same quarter of the previous fiscal year.
“While we continue to face the challenges of the steep declines in the housing industry, we remain optimistic that our strategic steps to diversify our product lines and sales channels will continue to help offset the housing related challenges” said James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “The Woodard acquisition, which closed on January 2, 2008, added significantly to our sales, and helped maintain our profitability during the extremely tough housing market,” commented Mr. Ridings. “We are optimistic that this acquisition will continue to benefit the Company as we work diligently to take advantage of cross-selling opportunities and implement operational synergies,” continued Mr. Ridings.
Third Quarter Segment Results
Third quarter net sales of ceiling fans, lighting and accessories to lighting showrooms were $11,627,000 a decrease of $2,087,000 or 15.2% from the same period in the prior year. Incremental net sales to patio dealers and hospitality customers of Woodard outdoor furniture were $11,519,000 for the period ended March 31, 2008.

Press Release
Craftmade International, Inc.
May 7, 2008

“We realize that sales to the lighting showrooms have been negatively impacted by the steep decline in the housing market. However, we believe that our net sales have not fallen at the same rate as the overall housing industry due to our more competitive sourcing of products and the introduction of new innovative products. We are currently introducing more products through the lighting showrooms and patio dealers, which we feel will increase our sales,” continued Mr. Ridings.
Third quarter net sales of lighting and accessories to mass merchants were $7,445,000, a decline of $1,333,000, or 15.2%, from the same period in the prior year. Incremental sales to mass merchants of outdoor furniture were $24,327,000 for the quarter ended March 31, 2008.
Gross Profit; Selling, General and Administrative (“SG&A”) Expense and Interest Expense
For the quarter ended March 31, 2008, the Company’s gross profit as a percentage of net sales decreased 12.0% to 19.5%, compared to 31.5% for the quarter ended March 31, 2007, primarily due to increased sales of Woodard products which carry a lower gross profit as compared to net sales.
For the quarter ended March 31, 2008, gross profit as a percentage of net sales of ceiling fans, lighting and accessories to lighting showrooms declined 3.0% to 33.1% as compared to 36.1% during the same prior year period. Incremental gross profit of outdoor patio furniture to patio dealers and hospitality customers as compared to net sales was 20.7%.
Gross profit as a percentage of net sales of lighting and accessories to mass merchants was 23.4% for the quarter ended March 31, 2008, a decrease of 0.5% from 23.9% of net sales for the quarter ended March 31, 2007. Incremental gross profit as a percentage of net sales for outdoor furniture to mass merchants was 10.4% for the quarter ended March 31, 2008.
Total selling, general and administrative (“SG&A”) expenses for the quarter ended March 31, 2008 increased $3,366,000 to $8,849,000, or 16.1%, of net sales, compared to $5,483,000, or 24.4%, of net sales for the same period last year. Incremental expenses of $3,537,000 were related to the Woodard acquisition, with the remaining decrease primarily resulted from variable costs associated with ceiling fans and lighting sales.
The Company also announced that it will be suspending its quarterly dividend.
Conclusion
“Currently, we are working to successfully integrate the Woodard acquisition and begin to realize the synergies that both companies offer. The integration process will take some time to be fully realized, but we are confident that the Company will be stronger as a result of the acquisition,” said Mr. Ridings. “The current economic environment is extremely tough and we remain steadfast in our commitment to maintain our financial strength. We have always taken pride in our strong balance sheet and remain committed to creating long-term shareholder value. We believe that by suspending the dividend we will be able to pay down debt more quickly and have additional flexibility to focus on any strategic opportunities that develop,” concluded Mr. Ridings.
Conference Call
A conference call to discuss the Company’s results for the third quarter ended March 31, 2008 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 1-888-207-9997 a few minutes before the start time and reference confirmation code

Press Release
Craftmade International, Inc.
May 7, 2008

179165. Additionally, a replay of the earnings conference call will be available after the completion of the call through May 14, 2008, and can be accessed by dialing 1-877-919-4059 and referencing confirmation code 31244204. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.

Press Release
Craftmade International, Inc.
May 7, 2008

About Craftmade
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan.
Various statements in this Press Release or incorporated by reference herein, in future filings with the SEC, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Release
Craftmade International, Inc.
May 7, 2008

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007
Net sales	$54,918	$22,492	$98,468	$77,181
Cost of goods sold	(44,226)	(15,401)	(73,732)	(52,784)

Gross profit	10,692	7,091	24,736	24,397

Gross profit as a percentage of net sales	19.5%	31.5%	25.1%	31.6%

Selling, general and administrative expenses	(8,848)	(5,483)	(19,366)	(15,702)
Depreciation and amortization	(210)	(195)	(628)	(596)

Total operating expenses	(9,058)	(5,678)	(19,994)	(16,298)

Income from operations	1,634	1,413	4,742	8,099

Interest expense, net	(524)	(351)	(1,144)	(1,112)
Other Income	139	—	139	—

Income before income taxes and minority interest	1,249	1,062	3,737	6,987
Income tax (expense) / benefit	(343)	118	(929)	(1,645)

Income before minority interest	907	1,180	2,809	5,342

Minority interest	(267)	(447)	(1,069)	(1,225)

Net income	$639	$733	$1,739	$4,117

Weighted average common shares outstanding:
Basic	5,694	5,204	5,366	5,204
Diluted	5,700	5,206	5,373	5,207

Basic earnings per common share	$0.11	$0.14	$0.32	$0.79

Diluted earnings per common share	$0.11	$0.14	$0.32	$0.79

Cash dividends declared per common share	$0.12	$0.12	$0.36	$0.36

Press Release
Craftmade International, Inc.
May 7, 2008

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2008	2007
ASSETS	(Unaudited)
Current assets
Cash	$986	$928
Accounts receivable, net	42,881	18,082
Inventories, net	24,261	18,076
Income taxes receivable	2,019	1,376
Deferred income taxes	1,106	1,251
Prepaid expenses and other current assets	2,298	1,503

Total current assets	73,551	41,216

Property and equipment, net	10,550	8,379
Goodwill	14,100	13,644
Other intangibles, net	1,351	1,502
Other assets	1,588	10

Total non-current assets	27,589	23,535

Total assets	$101,140	$64,751

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$95	$48
Accounts payable	13,404	5,903
Other accrued expenses	3,463	2,472
Current portion of long-term obligations	499	264

Total current liabilities	17,461	8,687

Non-current liabilities
Long-term obligations	42,465	18,938
Deferred income taxes	1,178	1,107

Total non-current liabilities	43,644	20,045

Total liabilities	61,105	28,732

Minority interest	3,339	3,495

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 10,204,420 shares issued	102	97
Additional paid-in capital	22,192	17,831
Retained earnings	52,529	52,722
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	36,697	32,524

Total liabilities, minority interest and stockholders’ equity	$101,140	$64,751

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